Exhibit 99.1

21622 Plummer Street
Chatsworth, CA 91311
	FOR IMMEDIATE RELEASE	Toll Free: 800.423.8870
THERAPEUTICS		Phone: 818.882.0883
Innovative Respiratory Solutions		Main Fax: 818.882.1809

Company Contact:	Investor Contact:
Earl L. Yager	Neil Berkman Associates
President and CEO	(310) 826 — 5051
www.CHADtherapeutics.com	info@BerkmanAssociates.com
CHAD Therapeutics Closes Sale
of Transfilling Assets for $1.825 Million in Cash
CHATSWORTH, California, March 7, 2008 . . . CHAD Therapeutics, Inc. (ASE:CTU) announced today that it has closed the sale of the assets related to its transfilling oxygen business for $1.825 million in cash, pursuant to an asset purchase agreement. As a result of the sale, CHAD will discontinue production and sales of its transfilling oxygen products.
Earl Yager, CHAD’s President and CEO, said, “This transaction marks the final step in our announced plan to exit the oxygen business and focus our future efforts on the sleep disorder market. We believe our sleep products offer unique features that can improve the diagnosis and treatment of sleep disorders such as obstructive sleep apnea. We recently filed an application with the FDA for clearance to begin marketing the first of our sleep products. With additional proprietary sleep products in an advanced stage of development and a well-defined roadmap of additional product development opportunities based on our patented technologies, we believe we have the opportunity to build CHAD’s position in this large and growing industry.”
About CHAD Therapeutics
CHAD Therapeutics, Inc. develops, manufactures and markets products for the sleep disorder market. For more information, visit www.CHADtherapeutics.com.
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the introduction of new products with perceived competitive advantages over the Company’s products and CHAD’s ability to anticipate and respond to technological and economic changes in the sleep disorder market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among clinicians and patients and obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”
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CHAD, OXYMATIC, OXYMIZER, OXYLITE, and TOTAL O2 are Registered Trademarks of Chad
Therapeutics, Inc.
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